Exhibit 99.1

AT THE COMPANY	AT FINANCIAL DYNAMICS
Marc S. Goldfarb Senior Vice President & General Counsel	Erica Pettit / Leigh Parrish General Information
201-405-2454	212-850-5600

FOR IMMEDIATE RELEASE

KID BRANDS, INC. NAMES DAVID SABIN
PRESIDENT OF ITS KIDS LINE SUBSIDIARY

Current Kids Line President, Michael Levin, to Remain as Consultant to Kid Brands, Inc.

Wayne, N.J. — December 8, 2009 — Kid Brands, Inc. (NYSE: KID) announced David Sabin has joined the Company and will assume the title of President of Kids Line, LLC, a subsidiary of Kid Brands, Inc., effective January 1, 2010.

Mr. Sabin brings to Kids Line more than 30 years of experience with branded home and lifestyle consumer products businesses. Mr. Sabin has an extensive track record of opening new markets and driving strategic growth, and has deep relationships at major retailers globally. From 1988 to 2006, he was a founder and Chairman of Salton, Inc., a designer, marketer and distributor of branded small appliances, home décor and personal care products under well-recognized brands such as Salton®, George Foreman®, Westinghouse® and Toastmaster®. Mr. Sabin led Salton through a period of significant organic and acquisition-driven growth, eventually generating annual sales in excess of $1 billion. Since 2008, Mr. Sabin has served as President of Greystone Brands, where he led the sales and marketing efforts to launch several new products domestically and internationally and established new licensing opportunities for several well-known brands. Mr. Sabin also held several other executive and managerial positions in the home décor and tabletop industries. Mr. Sabin will be based out of Kids Line’s headquarters in the Los Angeles, California area.

As previously disclosed, Michael Levin, who has served as President of Kids Line since 2001, is stepping down from his current position, but will remain as a consultant to the Company to support special projects and ensure a smooth transition.

Bruce G. Crain, Chief Executive Officer and President, commented, “We are thrilled to have David Sabin on board as we transition Kids Line to its next phase of leadership and anticipated growth. We believe his proven ability to drive sales and strategic initiatives, combined with his deep relationships with key retailers, will be a significant asset to our business. His experience and leadership skills are well-suited for our next stage of expansion plans, as we continue executing our five-point growth strategy, which includes creating design-led, innovative and branded products in our core markets; expanding our product offerings into complementary categories; diversifying our distribution channels; growing sales and marketing collaborations among our businesses; and aggressively managing our operating costs. At the same time, we are excited that Michael Levin will continue with Kid Brands as a consultant. Michael and his sister Joanne Levin built Kids Line into a leader in the nursery bedding and décor industry, and played a vital role in its success over the last several years. We appreciate all of their efforts and look forward to continuing to work with Michael in his new capacity.”

Kid Brands, Inc.

Kid Brands, Inc., formerly known as Russ Berrie and Company, Inc., and its subsidiaries are leaders in the design, development and distribution of infant and juvenile branded products. Its design-led products are primarily distributed through mass market, baby super stores, specialty, food, drug, independent and e-commerce retailers worldwide.

The Company’s operating business is composed of four wholly-owned subsidiaries: Kids Line, LLC; LaJobi, Inc; Sassy, Inc.; and CoCaLo, Inc. Through these subsidiaries, the Company designs and markets branded infant and juvenile products in a number of complementary categories including, among others: infant bedding and related nursery accessories and decor (Kids Line® and CoCaLo®); nursery furniture and related products (LaJobi®); and developmental toys and feeding, bath and baby care items with features that address the various stages of an infant’s early years (Sassy®). In addition to the Company’s branded products, the Company also markets certain categories of products pursuant to various licenses, including Carter’s®, Disney®, Graco® and Serta®. Additional information about the Company is available at www.kidbrandsinc.com.

Note: This press release contains certain forward-looking statements. Additional written and oral forward-looking statements may be made by the Company from time to time in Securities and Exchange Commission (SEC) filings and otherwise. The Private Securities Litigation Reform Act of 1995 provides a safe-harbor for forward-looking statements. These statements may be identified by the use of forward-looking words or phrases including, but not limited to, “anticipate”, “believe”, “expect”, “project”, “intend”, “may”, “planned”, “potential”, “should”, “will” or “would”. The Company cautions readers that results predicted by forward-looking statements, including, without limitation, those relating to the Company’s future business prospects, revenues, working capital, liquidity, capital needs, order backlog, interest costs and income are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements. Specific risks and uncertainties include, but are not limited to those set forth under Item 1A, “Risk Factors”, of the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the SEC. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

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